Exhibit 99.1

October 4, 2017,

Valued Shareholders,

We’d like to thank you for your continuing confidence and support of NightFood.

On October 3, 2017, we filed our Form 10-K with the SEC for our 2017 fiscal year (ending June 30, 2017). You can access and review the Form 10-K by going to the website of the Securities and Exchange Commission at www.sec.gov.

Online and Retail Distribution

We began fiscal 2018 with the two largest direct-to-consumer sales months in Company history. After launching our NightFood 12-packs on Amazon in June, we had consecutive record-breaking months in July and August of 2017. Gross Amazon sales in August were $16,581 with a refund rate of under 2%,

In September, as part of our E-commerce partnership with Common Thread Collective, the focus for our paid advertising shifted towards our primary online sales initiative with the exciting launch of the new NightFood.com website. Amazon will remain an important distribution channel and source of revenue for the Company. Additionally, through our new website, the ability to transact directly with the consumer brings substantially larger net margins, as well as deeper consumer relationships and insights that we can use to more rapidly accelerate the growth of our revenues, our brand, and our product offerings.

It is still our intent to establish traditional retail distribution of NightFood through supermarkets and other retailers across the country. We intend to move forward in that area when our online revenue base is more established and tracking at seven figures. At that time, we will be able to present retailers with a broader product line than the two flavors we have at present. In addition, the Company will be better able to better support product at retail. Our goal is to hit our revenue milestones, and pursue additional retail distribution in the first half of 2018.

Capital Needs and Additional Product Lines

Since the Annual Report was filed, I’ve gotten some investor questions about our capital needs, and access to that capital. Our 10K included the following language: “Over the next 6-12 months, we believe we will require approximately $1,000,000 - $2,000,000 in debt or equity financing to affect a planned expansion of our operations and roll out of our existing and any future products.”

It’s important for me to clarify that statement, so investors could better understand our strategic thinking: “This estimate includes $1,000,000 for the development and full launch in the NY Metro area of a NightFood line of ice cream. At this time, the Company has decided that the best time to launch NightFood ice cream is after we have achieved monthly online for NightFood nutrition bars of greater than $100,000 per month. With this in mind, the Company looks forward to revisiting the ice cream rollout in February of 2018.”

To further clarify: Over the next six months, the Company believes it will need to invest a total of approximately $200,000 - $250,000 in operations to achieve revenues exceeding $100,000 monthly for the NightFood nutrition bar line. Approximately half of this amount will go towards purchasing new inventory. We are confident that our existing investor relationships and credit facilities will be sufficient to meet these funding needs.

In May of this year, after several meetings with a leading New York ice cream distributor, the Company and distributor put together a plan to launch NightFood ice cream together in the New York metropolitan area for distribution in early 2018. The Company would need approximately $1,000,000 to execute that plan successfully, therefore:

The Company has decided to hold off on launching any additional product lines at this time. We strongly feel we are rapidly approaching the substantial revenue growth that will allow us to raise the necessary capital at higher valuations, which would be much more favorable to existing shareholders. However, this $1,000,000 is accounted for in the capital needs, with the assumption that we will choose to move ahead with ice cream in 2018. Should we choose not to move forward with product line expansion at that time, our capital needs for operations will be substantially decreased.

The Path Ahead

Something that is often overlooked by new and existing investors is exactly what has kept our core investors, and our team, so driven and focused. The opportunity in front of us is clear, and there’s a need in the marketplace that must be fulfilled.

Over the last few months, management believes it has been established that NightFood bar online sales and revenues are fully attainable at both scale and profitability. We further believe that Common Thread Collective, an online sales agency with a proven track record of scaling start-up consumer brand revenue, will be able to quickly surpass the metrics we were able to achieve to date. If we’re right, and they are able to do so, the result will quickly be a company with seven figure revenues that can help fuel future growth, as well as provide much greater access to capital as needed.

In 1997, I had a meeting with a friend of mine in the food distribution business. I pitched him on the idea of starting a line of low-carbohydrate meals and snacks. I saw that low-carb was starting to become “a thing”, but there was little access to convenient low-carb options. I directly contacted the office of Dr. Robert Atkins to discuss this opportunity, as they did not, at that time, have substantial product distribution. The opportunity did not develop at that time for us, and by 2004, U.S. sales of low carb foods and snacks had exceeded $2B annually.

Now, 20 years later, the low-carb concept still has a substantial footprint in the market. It was so obvious to me in 1997 that this was coming. The word I use is “inevitable”.

I promised myself I’d never make that same mistake again.

In much the same way, I believe nighttime nutrition is inevitable. I use this word because I see three undeniable and extremely powerful trends in the marketplace, each of which seems to be growing at an accelerated rate over the last few years, coming together to virtually force this category into prominence. They are:

●	The continuing boom in the better-for-you snack space
●	The accelerating research on the link between nutrition and sleep
●	Americans ongoing dissatisfaction with their weight and their sleep

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Inevitable.

When I speak to people that have started and grown billion-dollar consumer brands, they agree. When I speak to some of the world’s leading experts on sleep and nutrition, they agree.

For anybody who looks at the data, it’s hard to make the argument against nighttime nutrition becoming a billion dollar category in the coming years. I believe our Company has a clear runway to pioneer and dominate the space. The big consumer goods companies don’t typically launch new categories. They wait and see what shakes out, and then they’ll decide to acquire or compete. And, as early as we are in the process, we’ve got a substantial head start on any other start-up that may pop up in the marketplace.

Whether you invested in NightFood because you see the inevitability of the category, or because you believe in the Company and love our products, we appreciate your faith, your support, and your patience. We believe you will be rewarded. Since inception, lack of substantial revenue has been the weak link in the NightFood investment thesis. We expect that to change in the next three to six months. And with it, we’ll usher in the birth of the billion dollar nighttime nutrition category together.

Sincerely,

Sean Folkson
CEO, NightFood, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

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